Exhibit 99.1

CarParts.com Promotes David Meniane to CEO and Ryan Lockwood to CFO

Torrance, California – March 15, 2022 – CarParts.com, (NASDAQ: PRTS), a leading e-commerce provider of automotive parts and accessories, today announced effective April 18, 2022, COO & CFO, David Meniane will transition to CEO and SVP of Finance, Ryan Lockwood will become CFO. Lev Peker will step down as Chief Executive Officer and director, effective as of close of business on April 15, 2022, to pursue other business opportunities. The Company has also appointed Mr. Meniane as a Class III director to fill the resulting vacancy from Mr. Peker’s departure from the Board.

“CarParts.com has undergone an aggressive turnaround journey, resulting in growth across the business as well as an improved customer experience,” said David Meniane, current COO & CFO and incoming CEO. “I am proud to be assuming the role of CEO at this exciting time and, with Ryan and the team at CarParts.com, will remain focused on business execution, serving our customers and taking CarParts.com to the next level.”

Through this shift in leadership, the mission of CarParts.com remains the same. Guided by a strategy of Right Part, Right Time, Right Place, CarParts.com experienced its most successful year to date in 2021, recently announcing its latest quarterly and annual earnings earlier this month. The Company continues to disrupt the auto parts aftermarket industry – resulting in  growth and innovation.

“Since joining CarParts.com in 2019, David has been an integral part of the Company’s transformation and he intimately knows the business, having built, among many other things, a vertically integrated supply chain and the Company’s data science team. What’s more, he helped us navigate a global pandemic, both from a staff and operations perspective,” said Lev Peker, outgoing CEO. “2021 was a year of challenges for many but together we have established a solid foundation that will allow the organization to navigate the future. Alongside David, Ryan will continue to drive the business forward through financial discipline and market strategy. His knowledge of the financial industry is critical to ensuring CarParts.com’s continued success.”

“After experiencing our eighth consecutive quarter of year-over-year sales growth, I believe in our ability to execute on our long-term growth strategy and disrupt a $300B industry,” said Lockwood. “I’m excited about where the Company is headed and I’m grateful to have the opportunity to work alongside an incredible leadership team as we serve our valued customers, partners, and community.”

Incoming CEO David Meniane added, “I would like to personally thank Lev for his leadership, dedication and commitment to CarParts.com, and wish him tremendous luck in his future endeavors.”

About CarParts.com
With over 25 years of experience, and more than 50 million parts delivered, we’ve streamlined our website and sourcing network to better serve the way drivers get the parts they need. Utilizing the latest technologies and design principles, we’ve created an easy-to-use, mobile-friendly shopping experience that, alongside our own nationwide distribution network and vertically integrated supply chain, cuts out the brick-and-mortar supply chain costs and provides quality parts at competitive pricing. Our proprietary catalog is constantly expanding, and we continue to add new products, applications, sets, and kits for house brands, as well as premium branded products.

CarParts.com is headquartered in Torrance, California.

Safe Harbor Statement
This press release contains statements which are based on management’s current expectations, estimates and projections about the Company’s business and its industry, as well as certain assumptions made by the Company. These statements are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. Words such as “anticipates,” “could,” “expects,” “intends,” “plans,” “potential,” “believes,” “predicts,” “projects,” “seeks,” “estimates,” “may,” “will,” “would,” “will likely continue” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial condition, our potential growth, our ability to innovate, our ability to gain additional market share, and our ability to expand and improve our product offerings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, competitive pressures, our dependence on search engines to attract customers, demand for the Company’s products, the online market and channel mix for aftermarket auto parts, the economy in general, increases in commodity and component pricing that would increase the Company’s product costs, the operating restrictions in its credit agreement, the weather, the impact of the customs issues and any other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Company’s Annual Report on Form 10–K and Quarterly Reports on Form 10–Q, which are available at www.carparts.com/investor and the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

Investors:
Ryan Lockwood
IR@CarParts.com

Media Contact:
5WPR
CarPartsPR@5wpr.com